NOTICE OF PERFORMANCE STOCK UNIT AWARD (EMPLOYEE)
[Date]
[Recipient Name & Address]
Dear ____________,
I am pleased to inform you that you have been granted a Performance Stock Unit Award under the 2020 Long‑Term Incentive Plan of Lee Enterprises, Incorporated (Effective February 19, 2020), as presently written or later amended (the “Plan”).
SUMMARY OF AWARD
Granted To: ______________________________
Grant Date: ______________________________
Target Number of Performance Stock Units: __________________
Maximum Number of Performance Stock Units:

Performance Period:    [TBD]
Vesting Schedule: Except as provided in the Performance Stock Unit Award Agreement, the Performance Stock Units will vest and become nonforfeitable on the last day of the Performance Period, subject to the achievement of the minimum threshold Performance Goals for payout and the Grantee’s continuous employment through the last day of the Performance Period.

LEE ENTERPRISES, INCORPORATED
By _________________________________

By clicking on the “I agree” box at the top of this electronic mail message, I acknowledge receipt of this Notice of Performance Stock Unit Award (Employees), which has been issued to me under the terms and conditions of the Plan and as stated in this Notice, the Performance Stock Unit Award Agreement, and the Plan. I further acknowledge I can obtain the Prospectus, including the Plan at http://www.lee.net/prospectus. I agree to all of the terms and conditions of this Notice, the Performance Stock Unit Award Agreement, and the Plan.
Signature: ____________________________ Date: ____________________
Name
Note: If there are any discrepancies in the name or address shown above, please notify Connie Miller at connie.miller@lee.net.

Lee Enterprises, Incorporated
Performance Stock Unit Award Agreement
This Performance Stock Unit Award Agreement (this “Agreement”) is made and entered into as of the Grant Date set forth on the Notice by and between the Company and the Grantee. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
WHEREAS, the Company has adopted the 2020 Long‑Term Incentive Plan (Effective February 19, 2020) (the “Plan”) pursuant to which awards of Performance Stock Units (“PSUs”) may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Stock Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.Grant of Performance Stock Units. Pursuant to Section 4.1 of the Plan, the Company hereby grants to the Grantee on the Grant Date an Award of PSUs for a target number of [#] PSUs (the “Target Award”). Each PSU represents the right to receive on share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for the Performance Period (up to a maximum of [#]) will be determined by the level of achievement of the Performance Goals in accordance with Exhibit A attached hereto. For purposes of this Agreement, the term “Performance Period” shall mean the period commencing on [x] and ending on [x].

2.Performance Goals.

a.The number of PSUs earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A. All determinations of whether the Performance Goals have been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.
b.Promptly following the completion of the Performance Period, the Committee will review and certify (1) whether and to what extent, the Performance Goals for the Performance Period have been achieved, and (2) the number of PSUs that the Grantee shall earn, if any, subject to compliance with the requirements of Section 3. Such certification shall be final, conclusive, and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

3.Vesting.
a.The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on the last day of the Performance Period, subject to (1) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit A and (2) the Grantee continuous employment through the last day of the Performance Period. The number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit A and shall be rounded to the nearest whole PSU.
b.Upon the occurrence, during the Performance Period, of the Grantee’s death, retirement upon the Grantee’s Normal Retirement Date (or, if approved in writing by the Committee, the Grantee’s actual retirement date), or Disability Date, the continuous employment requirements provided for in Section 3(a)(2) of this Agreement shall be waived. In the event the Grantee’s employment terminates for any other reason (including, without limitation, voluntary termination or resignation) during the Performance Period, all unvested PSUs shall be forfeited and returned to the Company, and all rights of the Grantee to such PSUs shall terminate without any further obligation on the part of the Company; provided that, the Committee retains the discretion to waive forfeiture upon termination consistent with the provisions of Section 4.1 of the Plan.
c.If the Grantee is party to another agreement with the Company that provides for accelerated vesting in certain circumstances, vesting will accelerate in accordance with the terms of such agreement. If any vesting date occurs during a special closed window under the Company’s Insider Trading Policy, then the PSUs shall vest on the first trading date of the next open trading window pursuant to the Company’s Insider Trading Policy, subject in all cases to any applicable outside dates that are required to ensure compliance with applicable tax laws and the terms of the Plan.
4.Change in Present Stock or Business Combination. If any change in the outstanding shares of the Company’s Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends occurs, the Committee will make such substitution or adjustment, if any, as it deems to be equitable (a) to accomplish fairly the purposes of the Plan, and (b) to preserve the intended benefits of the Plan to the Participants and the Company, as to the number or kind of shares of the Company’s Common Stock or other securities issued or reserved for issuance under the Plan. Upon the occurrence of a Business Combination, then this Award will be cancelled and substituted with a replacement award for the issuance of equity in the acquiring entity if the requirements of Section 1.6(d)(iii)(B) of the Plan are satisfied.
5.Change in Control. Notwithstanding any other provision of the Plan to the contrary, if a Change of Control (other than a Change of Control described in Section 1.6(d)(iii)) is determined to have occurred, this Award will remain subject to any applicable restrictions, but will remain in effect in accordance with the terms of this Agreement, unless the Grantee is terminated from employment with the Company during the Employment Period, in which case the PSUs become fully vested at the level of the Target Award.
6.Payments of PSUs.
a.Payment in respect of the PSUs earned for the Performance Period shall be made in shares of Common Stock and shall be issued to the Grantee within sixty (60) days of the end of the Performance Period. The company shall (1) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested PSUs, and (2) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

b.If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the PSUs upon the Grantee’s “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of (1) the date that is six months following the Grantee’s separation from service and (2) the Grantee’s death.
7.Rights as a Shareholder.
a.Except as otherwise provided herein, the Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights. As of the date that the Company pays an ordinary dividend on its shares of Common Stock (whether in cash or property), the Company will increase the number of PSUs hereunder (i.e., by increasing the Target Award) by the number of shares that represent an amount equal to the per share dividend paid by the Company on its shares of Common Stock multiplied by the number of target PSUs held by the Grantee as of the related dividend payment record date. Any such additional PSUs shall be subject to the same vesting, forfeiture, payment, termination, and other terms, conditions, and restrictions as the original PSUs to which they relate. No additional PSUs shall be granted with respect to any PSUs which, as of the record date, have either been paid or terminated.
8.Tax Liability and Withholding.
a.The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
i.tendering a cash payment.
ii.authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.
iii.delivering to the Company previously owned and unencumbered shares of Common Stock.
b.Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or settlement of the PSUs or the subsequent sale of any shares; and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee's liability for Tax-Related Items.
9.Transferability. This Agreement is not transferable and may not be encumbered or disposed of in whole or in part during the Grantee’s lifetime. During the Grantee’s lifetime and the term of this Agreement, the Grantee’s rights under this Agreement may be exercised solely by the Grantee. Upon the Grantee’s death any rights, to the extent exercisable or vested on the date of the Grantee’s death, may be exercised by the Grantee’s estate or by a person who acquires the right to ownership of the Grantee’s Award by bequest, inheritance or otherwise by reason of the Grantee’s death. Evidence satisfactory to the Committee of the Grantee’s death and the proper legal standing of the Grantee’s successor in interest must be provided. Any attempted transfer in violation of the Section 9 shall be null and void and shall, at the Company’s discretion, result in immediate forfeiture of the affected shares.

10.Compliance with Law. This Award is subject to the requirement that, if at any time the Company’s Board of Directors determines, in its discretion, that the listing, registration or qualification of the Award on any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Award or the issuance or acquisition of this Award, the grant will not be effective in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company’s Board of Directors.
11.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Plan is incorporated in this Agreement by reference and is made a part of this Agreement as if fully set forth in this Agreement. The Plan will control if there is any conflict between the Plan and this Agreement.
12.Disputes. Any dispute or disagreement which arises under, as a result of, or in any way related to the interpretation or construction of this Agreement will be determined by the Committee. Any such determination made under this Agreement will be final, binding and conclusive for all purposes.
13.No Right to Continued Service. Nothing contained in this Agreement or the Plan will restrict the right of the Company to terminate the Grantee’s employment at any time with or without cause.
14.Notices. Each notice relating to this Agreement must be in writing and delivered electronically by email to [EMAIL] or through the Company’s stock plan administrator, in person, or by registered or certified mail, and if given to the Company, at its office, 4600 E. 53rd Street, Davenport, Iowa 52807, attention of the Vice President-Human Resources. Notices given to the Grantee or other person or persons then entitled to exercise this award will be given at the Grantee’s last address given to the Company. Either party may change the address to which such notices are to be given by notice in writing to the other in accordance with the terms of this Agreement.

15.Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to conflict of law principles.
16.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
17.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
18.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's continued employment with the Company. Notwithstanding the foregoing, following a Change of Control, the Board may not amend the Plan (or this Agreement) in a manner that adversely affects this Award without the written consent of the Grantee.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

EXHIBIT A
Performance Goals
1.Fifty percent (50%) of the PSUs shall be earned based on the performance of the price of the Company’s Common Stock during the Performance Period. The ending price on the last day of the Performance Period shall be determined using the 30-day Volume Weighted Average Price (“VWAP”).

30-Day VWAP on the last day of the Performance Period	Target Award Payout
< $7.50	0%
$10.00	50%
$15.00	100%
$17.50	150%
$20.00 +	200%

2.Fifty percent (50%) of the PSUs shall be earned based on the Company’s Adjusted EBITDA, as defined in the Company’s SEC filings:

Adjusted EBITDA on the last day of the Performance Period	Target Award Payout
< $58,000,000	0%
$61,000,000	50%
$64,000,000	100%
$67,000,000	150%
$70,000,000	200%